Contact:
Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Worldwide Reports Second Quarter 2015 Financial Results

LEAWOOD, KANSAS, USA - July 28, 2015 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, reports second quarter 2015 financial results.

Euronet reports the following consolidated results for the second quarter 2015 compared with the same period of 2014:

•	Revenues of $425.1 million, a 7% increase from $395.5 million (22% increase on a constant currency(1) basis).

•	Operating income of $47.2 million, a 38% increase from $34.1 million (67% increase on a constant currency basis).

•	Adjusted EBITDA(2) of $67.2 million, a 23% increase from $54.8 million (45% increase on a constant currency basis).

•	Net income attributable to Euronet of $26.8 million or $0.50 diluted earnings per share, compared with net income of $20.5 million or $0.38 diluted earnings per share.

•	Adjusted cash earnings per share(3) of $0.78, a 34% increase from $0.58.

•	Transactions of 684 million, an 8% increase from 632 million.

See the reconciliation of non-GAAP items in the attached financial schedules.

"In the second quarter we nicely outperformed our expectations, delivering 34% adjusted cash earnings per share growth," stated Michael J. Brown, Euronet's Chairman and Chief Executive Officer. "On a constant currency basis, we achieved 67% operating income growth made possible by double-digit operating income and adjusted EBITDA growth contributions from all three segments. Money Transfer continued to deliver exceptional results, driven by double-digit organic growth, record performance from Walmart-2-Walmart, and a full quarter contribution from the May 2014 acquisition of HiFX. epay recorded its third consecutive quarter of double-digit operating income growth from continued expansion of non-mobile content, and EFT continued to realize growth from its ATM and POS network expansion across Europe and Asia. Additionally, stronger than expected operating income generated in low tax rate jurisdictions led to lower income tax expense benefiting cash EPS by approximately three to four cents per share."

The Company produces approximately 70% of its revenue outside of the United States and, therefore, when the results were translated to U.S. dollars, foreign currency fluctuations significantly impacted the Company's second quarter reported results. As compared to the U.S. dollar, year-over-year, the euro and the Hungarian forint declined by 19%, the Polish zloty declined by 18%, the Australian dollar declined by 17%, the British pound declined by 9% and the Indian Rupee declined by 6%. Consistent with previous periods, constant dollar growth rates have been presented to isolate the impact of the foreign currency changes and present the underlying fundamental growth of the business.

Segment and Other Results
The EFT Processing Segment reports the following results for the second quarter 2015 compared with the same period or date in 2014:

•	Revenues of $93.1 million, a 4% increase from $89.5 million (22% increase on a constant currency basis).

•	Operating income of $22.0 million, a 2% increase from $21.6 million (23% increase on a constant currency basis).

•	Adjusted EBITDA of $29.8 million, a 2% increase from $29.3 million (22% increase on a constant currency basis).

•	Transactions of 329 million, a 3% increase from 320 million.

•	Operated 21,980 ATMs as of June 30, 2015, a 14% increase from 19,313.

Constant currency revenue, operating income and adjusted EBITDA growth was driven by a 14% expansion of the ATM network, primarily in Europe and India, and an increase in the number of value added transactions on both ATMs and point-of-sale terminals.

Transactions grew 3%, primarily from growth in Europe, partially offset by transaction declines in China which earn a lower value per transaction than transactions in Europe. Revenue, adjusted EBITDA and operating income growth outpaced transaction and ATM growth due to higher sales of value added products which earn a higher margin per transaction relative to other EFT products.

The epay Segment reports the following results for the second quarter 2015 compared with the same period or date in 2014:

•	Revenues of $166.7 million, an 8% decrease from $182.0 million (8% increase on a constant currency basis).

•	Operating income of $16.2 million, a 15% increase from $14.1 million (34% increase on a constant currency basis).

•	Adjusted EBITDA of $18.8 million, a 3% increase from $18.3 million (21% increase on a constant currency basis).

•	Transactions of 338 million, a 13% increase from 300 million.

•	Point-of-sale ("POS") terminals of approximately 676,000 as of June 30, 2015, a 2% increase from approximately 664,000.

•	Retailer locations of approximately 308,000 as of June 30, 2015, a 5% increase from approximately 294,000.

epay constant currency revenue, operating income and adjusted EBITDA growth was primarily the result of increased sales of non-mobile products, partially offset by certain mobile content transaction declines.

The increase in transactions was largely driven by growth in India, Australia, Germany and the Middle East, partially offset by declines in Brazil, Poland and the U.K. Transactions grew at a faster pace than revenue due to a higher volume of low margin transactions in India and the Middle East.

The Money Transfer Segment reports the following results for the second quarter 2015 compared with the same period or date in 2014:

•	Revenues of $165.7 million, a 33% increase from $124.3 million (44% increase on a constant currency basis).

•	Operating income of $17.8 million, a 65% increase from $10.8 million (90% increase on a constant currency basis).

•	Adjusted EBITDA of $23.8 million, a 46% increase from $16.3 million (66% increase on a constant currency basis).

•	Total transactions of 16.5 million, a 43% increase from 11.5 million.

•	Network locations of approximately 272,000 as of June 30, 2015, a 16% increase from approximately 235,000.

Money Transfer constant currency revenue, operating income, adjusted EBITDA and transaction growth was driven by organic growth across the existing Ria business, including the April 2014 launch of the Walmart-2-Walmart product, and the May 2014 acquisition of HiFX. The 43% transaction growth was the net result of a 52% growth in higher value money transfers and a 2% growth in lower-value transactions such as bill payment and international mobile recharge.

Corporate and Other reports $8.8 million of expense for the second quarter 2015 compared with $12.4 million for the second quarter 2014. The decrease in corporate expense is primarily related to a nonrecurring expense recorded in the second quarter of 2014 related to prior year contingency and lower acquisition-related expenses.

Balance Sheet and Financial Position
Unrestricted cash on hand was $538.1 million as of June 30, 2015, compared to $480.7 million as of March 31, 2015. Cash increased primarily as a result of cash flows generated from operations and the timing of settlements within the epay and money transfer segments, partially offset by cash paid for the June 2015 acquisition of the Malaysian-based money transfer provider, IME, capital expenditures and income taxes. Total indebtedness was $436.1 million as of June 30, 2015, compared to $427.6 million as of March 31, 2015. Debt increased primarily as a result of temporary ATM working capital requirements.

Guidance
The Company currently expects adjusted cash earnings per share for the third quarter 2015, assuming foreign currency exchange rates remain stable through the end of the quarter, to be approximately $0.94.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency financial measures, adjusted operating income, adjusted EBITDA and adjusted cash earnings per share. These measures should be used in addition to, and not a substitute for, revenues, net income, operating income and earnings per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

(1) Constant currency financial measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2)Adjusted EBITDA is defined as net income excluding interest, income tax expense, depreciation, amortization, share-based compensation and other non-operating or non-recurring items that are considered expenses under U.S. GAAP.

(3) Adjusted cash earnings per share is defined as diluted U.S. GAAP earnings per share excluding, to the extent incurred in the period, the tax-effected impacts of: a) foreign currency exchange gains or losses, b) goodwill impairment charges, c) gains or losses from the early retirement of debt, d) share-based compensation, e) acquired intangible asset amortization, f) non-cash interest expense, g) non-cash income tax expense, and h) other non-operating or non-recurring items. Adjusted cash earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on July 29, 2015, at 9:00 a.m. Eastern Time to discuss these results. The call may also include discussion of company developments, forward-looking information and other material information about business and financial matters. To listen to the call via telephone, dial 877-303-6313 (USA) or +1-631-813-4734 (outside the USA). The conference call will also be available via webcast at http://ir.euronetworldwide.com. Participants should go to the website at least five minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronetworldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, cash-based and online-initiated consumer-to-consumer and business-to-business money transfer services, and electronic distribution of prepaid mobile phone time and other prepaid products.

Euronet's global payment network is extensive - including 21,980 ATMs, approximately 89,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 49 countries; card software solutions; a prepaid processing network of approximately 676,000 POS terminals at approximately 308,000 retailer locations in 34 countries; and a global money transfer network of approximately 272,000 locations serving 147 countries. With corporate headquarters in Leawood, Kansas, USA, and 55 worldwide offices, Euronet serves clients in approximately 165 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including economic conditions in specific countries or regions; technological developments affecting the market for the Company's products and services; foreign currency exchange rate fluctuations; the effects of any breaches in the security of our computer systems; the Company's ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; changes in the Company's relationship with, or in fees charged by, the Company's business partners; competition; the outcome of claims and other loss contingencies affecting the Company; and changes in laws and regulations affecting the Company's business, including immigration laws. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company or the SEC. Any forward-looking statements made in this release speak only as of the date of this release. Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Consolidated Statements of Income
(unaudited - in millions, except share and per share data)

	Three Months Ended
	June 30,
	2015	2014

Revenues	$425.1	$395.5

Operating expenses:
Direct operating costs	258.1	242.6
Salaries and benefits	64.7	60.4
Selling, general and administrative	38.6	41.1
Depreciation and amortization	16.5	17.3
Total operating expenses	377.9	361.4
Operating income	47.2	34.1

Other income (expense):
Interest income	0.5	0.6
Interest expense	(6.2)	(2.4)
Other income	0.4	—
Foreign currency exchange loss	(5.1)	(3.1)
Total other expense, net	(10.4)	(4.9)
Income before income taxes	36.8	29.2

Income tax expense	(10.3)	(8.7)

Net income	26.5	20.5
Net loss attributable to noncontrolling interests	0.3	—
Net income attributable to Euronet Worldwide, Inc.	$26.8	$20.5

Earnings per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$0.50	$0.38

Diluted weighted average shares outstanding	53,658,504	53,773,759

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	June 30,	As of
	2015	December 31,
	(unaudited)	2014

ASSETS
Current assets:
Cash and cash equivalents	$538.1	$468.0
Restricted cash	45.9	68.0
Inventory - PINs and other	59.4	85.7
Trade accounts receivable, net	325.8	375.6
Prepaid expenses and other current assets	121.3	108.6

Total current assets	1,090.5	1,105.9

Property and equipment, net	140.1	125.3
Goodwill and acquired intangible assets, net	781.4	758.2
Other assets, net	60.9	62.2

Total assets	$2,072.9	$2,051.6

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other current liabilities	$830.9	$835.5
Short-term debt obligations	16.9	13.4

Total current liabilities	847.8	848.9

Debt obligations, net of current portion	415.5	410.4
Capital lease obligations, net of current portion	3.7	2.1
Deferred income taxes	46.2	39.0
Other long-term liabilities	18.5	18.3

Total liabilities	1,331.7	1,318.7

Equity	741.2	732.9

Total liabilities and equity	$2,072.9	$2,051.6

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Operating Income (Expense) and Adjusted EBITDA
(unaudited - in millions)

	Three months ended June 30, 2015

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$26.5

Add: Income tax expense					10.3
Add: Total other expense, net					10.4

Operating income (expense)	$22.0	$16.2	$17.8	$(8.8)	$47.2

Add: Depreciation and amortization	7.8	2.6	6.0	0.1	16.5
Add: Share-based compensation	—	—	—	3.5	3.5

Earnings (expense) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$29.8	$18.8	$23.8	$(5.2)	$67.2

	Three months ended June 30, 2014

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$20.5

Add: Income tax expense					8.7
Add: Total other expense, net					4.9

Operating income (expense)	$21.6	$14.1	$10.8	$(12.4)	$34.1

Add: Depreciation and amortization	7.6	4.1	5.5	0.1	17.3
Add: Share-based compensation	0.1	0.1	—	3.2	3.4

Earnings (expense) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$29.3	$18.3	$16.3	$(9.1)	$54.8

(1) Adjusted EBITDA is a non-GAAP measure that should be considered in addition to, and not a substitute for, net income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Cash Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	June 30,
	2015	2014

Net income attributable to Euronet Worldwide, Inc.	$26.8	$20.5

Foreign currency exchange loss	5.1	3.1
Intangible asset amortization	5.3	5.6
Share-based compensation	3.5	3.4
Income tax effect of above adjustments	(1.2)	(1.5)
Non-cash interest accretion	2.5	—
Non-cash GAAP tax expense	—	0.3

Adjusted cash earnings(1)	$42.0	$31.4

Adjusted cash earnings per share - diluted(1)	$0.78	$0.58

Diluted weighted average shares outstanding (GAAP)	53,658,504	53,773,759

Effect of unrecognized share-based compensation on diluted shares outstanding	315,537	354,237
Adjusted diluted weighted average shares outstanding	53,974,041	54,127,996

(1) Adjusted cash earnings and adjusted cash earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income and earnings per share computed in accordance with U.S. GAAP.